ASSET PURCHASE AGREEMENT
                                  BY AND AMONG
                                MARKET GUIDE INC.
                                       AND
                           NEW GENERATION FOODS, INC.

                             As of December 29, 1998



                                            As Amended and Restated  January 15,
                                            1999   to   Incorporate    Schedules
                                            revised as of the  Closing  Date and
                                            to make certain changes

         TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT     1

         ARTICLE 1 - PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES  1

                  1.1      Purchase and Sale of Assets          1
                  1.2      Assumption of Liabilities   3
                  1.3      CRM Employees      3
                  1.4      Definitions        3

         ARTICLE 2 - PURCHASE PRICE AND TERMS OF PAYMENT        3

                  2.1      Purchase Price     3
                  2.2      Allocation of Purchase Price         3
                  2.3      Purchase Price Adjustments  4

                  (a)      Unfulfilled Subscriptions   4
                           (b)      Accounts Receivable Adjustment       4
                           (c)      Option Price       4
                           (d)      Other Adjustments  4
                           (e)      Negative Cash Flow        4
                           (f)      Payment of Adjustments    5

                  2.4      Expense Note Adjustment   5

         ARTICLE 3 - CLOSING          5

         ARTICLE 4 - LICENSE AGREEMENT        6

                  4.1      Licensed Premises  6
                  4.2      Termination of License Agreement     6
                  4.3      Delivery of Licensed Premises        6
                  4.4      Additional Services/Costs   6
                  4.5      Payment Invoicing  7
                  4.6      Remedies for Breach Under Article 4  7

         ARTICLE 5 - ADVERTISING MATERIALS    7

                  5.1      Advertising Materials       7

         ARTICLE 6 - OBLIGATIONS AT CLOSING   8

                  6.1      Obligations of Seller at Closing     8

                  6.2      Obligations of Purchaser at Closing  8

                  6.3      Effect of Non-Compliance             10
                  6.4      Effect of Failure of Seller to Close          10

         ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF SELLER   10

                  7.1      Organization and Good Standing of Seller      10
                  7.2      Authorization of Agreement and Enforceability   10
                  7.3      Effect of Agreement         10
                  7.4      Government and Other Consents       11
                  7.5      Books and Records 11
                  7.6      Title to Properties; Encumbrances   11
                  7.7      Financial Statements       11
                  7.8      Events Subsequent to Balance Sheet Date      11
                  7.9      Undisclosed Liabilities    11
                  7.10     Legal Compliance  12
                  7.11     Tax Matters       12
                  7.12     Real Property     12
                  7.13     Intellectual Property      13
                  7.14     Tangible Assets   14
                  7.15     Inventory         14
                  7.16     Contracts         15
                  7.17     Notes and Accounts Receivable       16
                  7.18     Powers of Attorney         16
                  7.19     [Intentionally Omitted]    16
                  7.20     Litigation        16
                  7.21     Warranty Claims   16
                  7.22     Employees         17
                  7.23     Employee Benefits 17
                  7.24     Certain Business Relationships with CRM      18
                  7.25     Broker    18
                  7.26     Conduct of Business        18
                  7.27     Disclosure        18
                  7.28     Investment        18

         ARTICLE 8 - REPRESENTATIONS AND WARRANTIES OF PURCHASER        19

                  8.1      Organization and Good Standing of Purchaser  19
                  8.2      Authorization of Agreement and Enforceability   19
                  8.3      Effect of Agreement        19
                  8.4      Government and Other Consents       19
                  8.5      Broker    20
                  8.6      Full Disclosure   20
                  8.7      No Default        20
                  8.8      Officers and Directors     20
                  8.9      Litigation        20

         ARTICLE 9 - COVENANTS OF PURCHASER AND SELLER         20

                  9.1      Intentionally Omitted 20
                  9.2      Use of Credit Risk Monitor Name     20
                  9.3      Seller's Limitations on Competition 21
                  9.4      Purchaser's Restrictions on Competition      23
                  9.5      Offering Materials         24

         ARTICLE 10 - INDEMNIFICATION        24

                  10.1     Survival of Representations and Warranties   24
                  10.2     Indemnification by Seller  24
                  10.3     Indemnification by Purchaser        25
                  10.4     Matters Involving Third Parties     26
                  10.5     Determination of Adverse Consequences        27
                  10.6     Recoupment Under Note      27
                  10.7     Other Indemnification Provisions    27

         ARTICLE 11 - GENERAL        28

                  11.1     Expenses  28
                  11.2     No Third Party Beneficiaries        28
                  11.3     Notices   28
                  11.4     Entire Agreement  29
                  11.5     Headings  29
                  11.6     Counterparts      29
                  11.7     Governing Law     29
                  11.8     Severability      29
                  11.9     Amendments        29
                  11.10    Assignment        29
                  11.11    Successors and Assigns     30
                  11.12    No Joint Venture  30
                  11.13    Construction of Agreement  30
                  11.14    No Waiver         30
                  11.15    Press Releases and Public Announcements      30
                  11.16    Arbitration       30
                  11.17    Tax Matters       31
                  11.18    Employee Benefits Matters  31
                  11.19    Further Assurances         31

         ARTICLE 12 - DEFINITIONS    31

EXHIBITS

         EXHIBIT A-1 - PURCHASE NOTE
         EXHIBIT A-2 - EXPENSE NOTE
         EXHIBIT B - OMITTED
         EXHIBIT C - LEASE
         EXHIBIT D-1 - LOAN SECURITY AGREEMENT
         EXHIBIT D-2 - SOURCE CODE ESCROW AGREEMENT
         EXHIBIT E - OPINION OF COUNSEL FOR SELLER
         EXHIBIT F - OPINION OF COUNSEL FOR PURCHASER
         EXHIBIT G - DATABASE LICENSE AGREEMENT

                           ASSET PURCHASE AGREEMENT

                          Dated as of December 29, 1998

         MARKET GUIDE INC., a New York corporation ("Market Guide" or "Seller"), and NEW GENERATION FOODS, INC., a Nevada corporation ("NGF" or "Purchaser"), agree as follows:

                                   WITNESSETH:

         WHEREAS, Market Guide has developed a product line known as Credit Risk Monitor ("CRM") which provides, among other things, on-line information and news of U.S. publicly held companies (the "Credit Monitoring Business");

         WHEREAS, NGF requires space and certain services to continue the Credit Monitoring Business and Market Guide has space and the services NGF requires to continue to engage in the Credit Monitoring Business; and

         WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain assets of Seller used in the Credit Monitoring Business, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser (the "Parties") agree as follows:

                                    ARTICLE 1
             PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 Purchase and Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase from Seller, at the Closing (as hereinafter defined), the following assets, which are collectively referred to herein as the "CRM Assets":

                  (a) Office equipment, computers and computer related peripherals, machinery, supplies, and other tangible personal property used in the operation of the Credit Monitoring Business (the "Equipment"), and listed in
Schedule 1.1(a);

                  (b) Books, records and documents or true and correct copies of said books, records and documents, currently in possession of Seller or under its control, or which Seller can obtain without undue expense, related to, derived from or used in the operation of the Credit Monitoring Business, such as subscriber lists, supplier lists, information supplier web sites, subscriber price lists, internet web addresses, advertising materials and marketing plans, CRM internet web pages, business files, regulatory files and approvals, business plans, financial data, operations manuals, and other data related to the Credit Monitoring Business, to the extent listed in Schedule 1.1(b);

                  (c) Permits, licenses, orders, consents and approvals of any governmental or regulatory authority related to the operation of the Credit Monitoring Business, including without limitation those listed in Schedule 1.1(c);

                  (d) All rights of Seller in and to the name "Credit Risk Monitor" and "on-line, on-time, on-target" and all variations thereof, and all intellectual property rights related to, or derived from their use in the operation of the Credit Monitoring Business (the "Intellectual Property"), including trade names, trademarks, service names, service marks, copyrights, private labels, logos or designs, whether registered or not, including, without limitation, the names and marks set forth in Schedule 1.1(d).

                  (e) All Accounts Receivable (hereinafter defined) of the Credit Monitoring Business as listed in Schedule 1.1(e);

                  (f) All General Intangibles (as defined in the UCC) of or relating to the Credit Monitoring Business;

                  (g) All existing and prospective business relationships, reputation, and other intangibles which may be characterized as "good will" or "going concern value" of the Credit Monitoring Business;

                  (h) The licenses, Contracts and subscriptions for software and information sources used in the Credit Monitoring Business (collectively referred to as "Licenses") and listed in Schedule 1.1 (h);

                  (i) All rights under Contracts and agreements to which Seller is a party relating to the Credit Monitoring Business, as listed in Schedule 7.16, excluding the Contract and agreements described in Schedule 7.16(d);

                  (j) All programs developed by Seller to deliver CRM to a Subscriber (including object and source code in machine readable and listing form), the current version of which is listed in Schedule 1.1(j), any existing documentation relating to the programs (including internal documentation and training materials), source code notes, software tools, compilers, and all revisions, release levels and versions of the foregoing, developed by Seller (hereinafter collectively referred to as "Software"); and

                  (k) All Equipment and Software acquired or developed by Seller, all Contracts entered into by Seller, and other CRM Assets acquired by Seller, and used in or applicable to the operation of the Credit Monitoring Business after the date of execution of the Option Agreement and prior to the Closing Date, as provided in the Option Agreement, or which the Parties otherwise agree in writing to include as CRM Assets.

         1.2 Assumption of Liabilities. Effective as of the Closing Date, Purchaser shall assume the obligations of Seller with respect to the CRM Assets identified in Schedule 1.2 (the "Assumed Liabilities"). Except as aforesaid, Seller shall not sell, transfer or assign to Purchaser, and Purchaser shall not assume, any other liabilities or obligations of Seller or CRM or the Credit Monitoring Business, including without limitation the Excluded Liabilities.

         1.3 CRM Employees. Purchaser shall have the right to offer employment to, and to hire, each CRM Employee, at any time on or after the Closing Date, including without limitation persons who became CRM Employees after the date of the Option Agreement (the "Option Date").

         1.4 Definitions. The definitions set forth in Article 12 are an integral part of this Agreement.

                                    ARTICLE 2
                       PURCHASE PRICE AND TERMS OF PAYMENT

         2.1 Purchase Price. In consideration of the sale, assignment, transfer, conveyance and delivery of the CRM Assets by Seller to Purchaser, and in reliance upon the representations, warranties, covenants and agreements made herein by Seller to Purchaser, Purchaser agrees to pay Seller, subject to adjustments as hereinafter provided, consideration in the sum of not less than Two Million Five Hundred Thousand Dollars ($2,500,000), as adjusted herein (the "Purchase Price"),to be paid as follows:

                  (a) On the Closing Date, by wire transfer of immediately available funds to such account as Market Guide may reasonably direct by notice delivered to Purchaser prior to the Closing Date, the aggregate sum of One Million Five Hundred Thousand ($1,500,000) Dollars, adjusted as provided in
Section 2.3, representing the initial cash portion of the Purchase Price;

                  (b) A Secured Promissory Note (the "Purchase Note") in the amount of One Million ($1,000,000) Dollars, delivered by NGF to Market Guide on the Closing Date, in substantially the form of Exhibit A-1 attached hereto; and

                  (c) To the extent required by the Option Agreement or Section 2.4, a Secured Promissory Note (the "Expense Note", and the Expense Note and the Purchase Note collectively the "Notes" and individually a "Note"), in the amount determined as specified therein, adjusted as provided in Section 2.4. The Expense Note shall be delivered by NGF to Market Guide on the Closing Date in substantially the form of Exhibit A-2 attached hereto.

         2.2 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated among Seller's Assets in conformance with the provisions of Section 1060 of the Code and in accordance with the allocation schedule annexed hereto as Schedule 2.2, which allocation was arrived at by arms' length negotiation among the Parties. The Parties agree to report the allocation of the Purchase Price on IRS Form 8594 and, where required, in their respective Federal and State income tax returns in accordance with Schedule 2.2.

         2.3 Purchase Price Adjustments. On the Closing Date, the following adjustments will be calculated and a net adjustment amount shall be settled at Closing as provided in Section 2.3(e) below:

                  (a) Unfulfilled Subscriptions. On the Closing Date, Seller shall provide Purchaser with a list of each Subscriber's Subscription payment and time remaining on the Subscription calculated as of the earlier of the (i) the Closing Date, or (ii) November 30, 1998 (the "Calculation Date"). For each outstanding Subscription on the Calculation Date, there shall be deducted from the Purchase Price, the aggregate amount of that portion of the Subscription which has not been fulfilled as of the Calculation Date (the "Unfulfilled Subscription Liability"), calculated as follows:

                  The Cost of the Subscription shall be divided by the term of the Subscription and the result shall be multiplied by the number of months remaining through the Calculation Date, e.g., if a twelve (12) month subscription costs $3500 and has one (1) month remaining the calculation would be $3500/12 x 1 = $291.67.

                    Subscriptions are calculated on a monthly basis. Therefore, if a Subscription ends on or before the 15th of the month, the Subscription shall be deemed fulfilled for that month for formula calculation purposes. If the Subscription ends on or after the 16th of a month, the Subscription is deemed unfulfilled for that month and shall be included as such in any calculations for that month.

                  (b) Accounts Receivable Adjustment. On the Closing Date, Seller shall provide Purchaser in Schedule 1.1(e) with a list of all Accounts Receivable outstanding as of the Calculation Date. Purchaser shall reimburse Seller for the aggregate value of all such outstanding Accounts Receivable, less the amount of any sales tax included therein.

                  (c) Option Price. The Option Payment made pursuant to the Option Agreement shall be deducted from the Purchase Price.

                  (d) Other Adjustments. At the Closing, the parties shall adjust the annualized or periodic items as of the Closing Date (including, but not limited to, rent, electric, gas, telephone, internet data lines and utility charges of Seller either paid or accrued), with Seller being responsible for same up to the Closing

Date and Purchaser being responsible therefor from and after the Closing Date.

                  (e) Negative Cash Flow. Purchaser shall reimburse Seller for the amount of negative Cash Flow, if any, arising from the operation of CRM, in compliance with the provisions of Article 4 of the Option Agreement, during the period from the Initial Exercise Date (as defined in the Option Agreement) to the date preceding the Closing Date. As used herein, "Cash Flow" shall include all items of cash received and expended, from all sources, including operations, financing activities, investment activities and capital expenditures, as determined in accordance with GAAP, provided that for the purposes of this
Section 2.3(e) and Section 2.4 below, there shall be excluded from cash expenditures (i) all costs incurred for the purpose of air conditioning the server room in the Demised Premises, including the cost of equipment, delivery and installation, (ii) any payments for accrued and unused vacation made by Seller to the CRM Employees, (iii) all costs incurred in connection with the acquisition by Seller of six (6) replacement monitors, (iv) all costs incurred in connection with the acquisition of other computer equipment ordered in July 1998 for a purchase price of approximately $8,600, and (v) all costs incurred in connection with the services provided to Seller by Anthony Smith. Seller will furnish to Purchaser as promptly as possible a detailed statement of the Cash Flow forming the basis of any payment to be made by Purchaser pursuant to this
Section 2.3(e) or Section 2.4 below. Any dispute regarding such statement shall be resolved by arbitration pursuant to Section 11.16. If any amount payable by Purchaser pursuant to this Section 2.3(e) shall not be finally determined by the Closing Date, the Closing shall proceed notwithstanding and Purchaser will pay such amount to Seller as promptly as possible after such final determination has been made.

                  (f) Payment of Adjustments. Any net amount due from Seller as provided in this Section 2.3 shall reduce the amount of cash to be paid pursuant to Section 2.1(a) and any net amount due from Purchaser as provided in this
Section 2.3 shall be added to the cash to be paid pursuant to Section 2.1(a).

         2.4 Expense Note Adjustment. There shall be added to the principal amount of the Expense Note the amount, if any, by which (a) the negative Cash Flow, if any, rising from the operation of CRM, in compliance with the provisions of Article 4 of the Option Agreement, during the period from August 1, 1998 to the day preceding the Initial Exercise Date, exceeds (b) $250,000. In the event the amount to be paid by Purchaser pursuant to this Section 2.4 shall not be determined until after the Closing Date, Purchaser will deliver to Seller as promptly as possible thereafter a new or replacement Expense Note reflecting the principal amount after such determination, upon surrender by Seller of the original Expense Note (with interest on the amount of any increase in principal to be calculated from the Closing Date).

                                    ARTICLE 3
                                     CLOSING

         3.1 The Closing means the Closing of the transactions contemplated herein which shall take place at the offices of Seller's counsel, within twenty
(20) days after the execution of this Agreement by Purchaser, as provided in the Option Agreement, at 10:00 a.m. or at such other time or place as the parties may agree upon in writing. Such date as from time to time extended is herein sometimes referred to as the "Closing Date."




                                    ARTICLE 4
                                LICENSE AGREEMENT

     4.1          Licensed Premises.

                  NGF hereby agrees to license certain space from Market Guide as described in Schedule 4.1 (a) (the "Licensed Premises") and Market Guide agrees to license the Licensed Premises to NGF, pursuant to the terms and provisions set forth in this Article 4 (the "License Agreement"), for a term ("the Term") ending October 31, 1999, subject to Landlord's consent to this License Agreement, and subject to the terms, conditions and restrictions set forth in that certain lease dated on or about November, 1996 (the "Lease"), a true and complete copy of which is annexed hereto as Exhibit C, in consideration of a monthly license fee payable by NGF to Market Guide in an amount calculated in Schedule 4.1(b) (the "License Fee"). Nothing contained herein shall be construed to evidence a leasehold interest in the Licensed Premises or a landlord-tenant relationship as between NGF and Market Guide. NGF may use the Premises only for the Credit Monitoring Business or as office space for its other business. NGF shall indemnify and hold Market Guide harmless for any claims, fines, penalties, causes of actions or suits (collectively "Claims") which Market Guide would be liable to Landlord or other individuals or entities as provided in the Lease for the Licensed Premises and/or as provided pursuant to all relevant laws, rules, regulations, statutes or orders, arising out of its conduct of CRM's business at the Licensed Premises. Licensee shall obtain all necessary general liability, worker's compensation and such further and other insurance coverage which is necessary and which will cover personal injury, death and property damage as well as work related injuries in amounts and with carriers comparable to those maintained prior to the Closing Date for the Credit Monitoring Business by Market Guide. Any and all obligations of Market Guide pursuant to the Lease for the Licensed Premises shall be assumed by NGF during the Term and NGF shall indemnify and hold Market Guide harmless therefrom, except for the obligations for the payment of Rent and Additional Rent thereunder.

     4.2          Termination of License Agreement.  This License
Agreement shall terminate (i) at the expiration of the Term, (ii) upon three business (3) days notice by Market Guide to NGF for

NGF's failure to comply with or breach of any covenant or obligation under the License Agreement which shall continue unremedied for five (5) days with respect to a payment default and thirty (30) days after written notice from Seller with respect to all other defaults, unless such breach or failure shall be remedied during said 3-day period, and (iii) at the option of NGF upon twenty (20) days prior written notice to Market Guide.

     4.3 Delivery of Licensed Premises. Upon termination of this License Agreement, NGF shall deliver the Licensed Premises to Market Guide, vacant and in as good condition as they were in on the date the Term commenced, reasonable wear and tear excepted.

     4.4 Additional Services/Costs. The parties hereby acknowledge and agree that NGF shall have the right to use certain facilities at the Licensed Premises as follows:

                           (a)      Use of electric lines and utilities, at
NGF's expense, which shall be calculated by pro-rating the aggregate actual cost, based on the number of rentable square feet included in the Licensed Premises as a percentage of the rentable square feet in the Demised Premises under the Lease.

                           (b)      Use of telephone answering services as
currently provided to CRM, without any cost or expense to Purchaser, for three months after the Closing Date.

                           (c)      Seller will bear the reasonable cost, not
to exceed $1,500, of Purchaser's installation, at Purchaser's option, of its own telephone system in the Licensed Premises, excluding delivery charges, at any time during the Term.

                           (d)      Market Guide will continue to provide the
web hosting services described in Schedule 4.4 for one (1) year from the Closing Date, at a price of One thousand Dollars ($1,000) per month, subject to the terms and conditions listed in Schedule 4.4(d).

                           (e)      Use of telephones and telephone lines, at
NGF's expense, calculated on the basis of actual usage.

     4.5 Payment Invoicing. Market Guide will invoice NGF on a monthly basis, with supporting detail, for all costs and expenses in connection with the license fee and the fees for the additional services described in Section 4.4. NGF shall make full payment each month within three (3) business days following receipt of the invoice.

4.6 Remedies for Breach Under Article 4. In addition to and not in lieu of any and all remedies provided for in this Agreement, if Purchaser or Seller breaches any covenant, term or provision of the License Agreement, beyond any period of notice and opportunity to cure provided for herein, the non-breaching party may pursue all legal and equitable remedies available to it. All
                                                         7
costs incurred by Seller, including but not limited to attorney's fees incurred in instituting, prosecuting or defending any actions or proceedings wherein it is finally determined that the other Party has breached the License Agreement as aforesaid, shall be paid by the breaching Party.

                                    ARTICLE 5
                              ADVERTISING MATERIALS

         5.1 Advertising Materials. Market Guide will furnish to NGF all supplies on hand of the Market Guide Advertising Materials which lists, describes, advertises or markets CRM, for use by CRM until the sooner of six (6) months after the Closing Date or upon NGF's receipt of adequate supplies of its own CRM advertising materials. NGF must, however, conceal any and all references in the Advertising Materials to CRM as being a division, related to, or a part of Market Guide. In addition to and not in lieu of any other remedies, Market Guide may seek injunctive/equitable relief against NGF for any breach of the provisions of this Section 5.1.

                                    ARTICLE 6
                             OBLIGATIONS AT CLOSING

         6.1 Obligations of Seller at Closing. At Closing, Seller shall deliver to Purchaser the following:

                  (a) Bill of Sale and Assignment duly executed by Seller, together with such other documents of conveyance, assignment and transfer as shall be required in the reasonable judgment of Purchaser to vest in Purchaser good and marketable title to the CRM Assets;

                  (b) A true and complete copy of Seller's Certificate of Incorporation (and any amendments thereto), certified as of a recent date by the Secretary of Seller;

                  (c) A certificate of good standing of Seller issued by the Secretary of State of New York and dated within thirty (30) days of the Closing Date;

                  (d) A certificate, dated the Closing Date, of the Secretary of Seller certifying the resolutions adopted by the Board of Directors of Seller approving the execution and delivery of this Agreement and the Operative Documents and the consummation of the transactions contemplated hereunder and thereunder;

                  (e) Audited and unaudited financial statements of CRM, as required under Regulation S-X issued by the SEC (the "Financial Statements"), to the extent not previously delivered by Seller to Purchaser;

                  (f) An opinion of counsel for Seller in substantially the form of Exhibit E attached hereto;

                  (g) All of the consents referred to in Schedule 7.4 which are material to the ability of Purchaser to operate the Credit Monitoring Business or Seller to perform its future obligations to Purchaser;

                  (h) UCC lien, tax lien and judgment searches with respect to Market Guide with continuation searches up to the Closing Date; and

                  (k) any and all such other documents, agreements, certificates and instruments required or necessary in the reasonable judgment of Purchaser to be executed and delivered by Seller pursuant to the terms and provisions of this Agreement or to consummate the transactions contemplated hereby.

         6.2 Obligations of Purchaser at Closing. At Closing, Purchaser shall deliver to Seller the following:

                  (a) One Million Five Hundred Thousand Dollars ($1,500,000) or such other sum as adjusted under Section 2.3, by wire transfer of funds to an account designated in writing by
Market Guide prior to the Closing Date;

                  (b) The Notes;

                  (c) A Loan Security Agreement in the form attached hereto as Exhibit D-1, which shall grant to Seller a first priority purchase money security interest in the Collateral described therein, subject to (i) Permitted Liens (as defined therein) and (ii) liens and encumbrances on CRM Assets in effect, or created or arising out of transactions occurring, prior to the Closing Date;

                  (d) A Source Code Escrow Agreement in the form attached hereto as Exhibit D-2;

                  (e) A Database License Agreement in the form attached hereto as Exhibit G;

                  (f) UCC lien, tax lien and judgment searches with respect to NGF with continuation searches up to the Closing Date;

                  (g) UCC-1s executed and in recordable form to be filed in the respective States and Counties, and such other intellectual property assignments, pledge agreements, mortgages and deeds of trust, as is necessary to evidence Market Guide's security interest, pursuant to the Loan Security Agreement;

                  (h) Copies of the most recent reports of NGF on forms 10-KSB and 10-QSB as filed with the SEC;

                  (i) A certificate, dated the Closing Date, of the Secretary of Purchaser certifying the resolutions adopted by the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the Operative Documents to be executed by it and the consummation of the transactions contemplated hereunder and thereunder;

                  (j) Insurance certificates evidencing the insurance maintained by Purchaser pursuant to the Loan Security Agreement, together with an additional insured endorsement in favor of Seller with respect to all liability policies and a loss payable endorsement in favor of Seller with respect to all casualty policies;

                  (k) A written opinion of counsel for Purchaser dated the Closing Date, in substantially the form attached hereto as Exhibit F; and

                  (l) Any and all such other documents, agreements, certificates and instruments required or necessary in the reasonable judgement of Seller to be executed and/or delivered by Purchaser pursuant to the terms and provisions of this Agreement or to consummate the transactions contemplated hereby.

         6.3 Effect of Non-Compliance. If either Seller or Purchaser shall fail to comply with any of its obligations under Section 6.1 or 6.2, respectively, then, without limiting any of its remedies at law or in equity, the other party may elect not to proceed with the Closing.

         6.4 Effect of Failure of Seller to Close. Notwithstanding anything to the contrary contained in this Agreement, in the event the Closing shall not occur due to the failure of Seller to comply with any or all of its obligations under Section 6.2, Purchaser shall be entitled to recover from Seller, without limiting Purchaser's remedies at law or in equity, or any other damages to which it may be entitled, the return of the Option Payment, together with interest in the amount thereof from the date paid to the date returned, at the Default Rate (as defined in the Note).


                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser that each of the following statements contained in this Article 7 is correct and complete as of the date of this Agreement and as of the Closing Date except as set forth in the Schedules accompanying this Agreement (collectively the "Disclosure Schedule"). The Disclosure Schedule will be arranged in Schedules corresponding to the lettered and numbered Sections contained in this Article 7 as follows:

         7.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Seller has all requisite power and authority to make the representations, warranties, covenants and agreements hereunder, to own, lease and operate its properties and assets and to carry on the Credit Monitoring Business as currently conducted.

         7.2 Authorization of Agreement and Enforceability. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Operative Agreements to be executed by it (the "Seller Agreements") and to perform its obligations hereunder and thereunder. This Agreement and each Seller Agreement has been duly and validly authorized, executed and delivered by Seller and (assuming the valid execution and delivery by Purchaser) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         7.3  Effect  of  Agreement.   Neither  the   execution,   delivery  and
performance of this Agreement or each of the Seller Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in a breach of any provision of Seller's Certificate of Incorporation or By-laws, (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, or require the consent of any third party under, any note, bond, mortgage, indenture, license or other contract or obligation to which Seller is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches, consents or defaults as to which written waivers or consents have been obtained, or (c) violate in any material respect any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Seller, the Credit Monitoring Business or any of Seller's properties or Assets.

         7.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority or third parties is required in connection with the execution, delivery and performance by Seller of this Agreement or any of the Seller Agreements, except as listed in Schedule 7.4. Market Guide does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         7.5 Books and Records. All material financial, business and accounting books, ledgers, accounts and official and other records requested by Purchaser relating to the Credit Monitoring
Business have been made available to Purchaser and its representatives.

         7.6 Title to Properties; Encumbrances. CRM has good and marketable title to, or a valid leasehold interest in, all assets which are being transferred to Purchaser pursuant to this Agreement, free and clear of all mortgages, pledges, liens, security interests, or encumbrances, except as listed in Schedule
7.6.

         7.7 Financial Statements. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of CRM as of respective dates thereof and the results of operations of CRM for such periods, are correct and complete, and are consistent with the books and records of Market Guide relating to CRM (which books and records are correct and complete).

         7.8 Events Subsequent to Balance Sheet Date. Since the date of the latest Financial Statement (the "Balance Sheet Date"), there has not been any material adverse change in the business, financial condition, operations or results of operations of Market Guide relating to CRM.

         7.9 Undisclosed Liabilities. Market Guide has no Liability affecting CRM or the Credit Monitoring Business (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Market Guide giving rise to any Liability), except for
(i) Liabilities set forth on the face of the Balance Sheet as of the Balance Sheet Date (the "Most Recent Balance Sheet") (rather than in any notes thereto);
(ii) Liabilities which have arisen after the Balance Sheet Date in the Ordinary Course (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and (iii) liabilities described in Schedule 7.9.

         7.10 Legal Compliance. Market Guide has complied with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), applicable to CRM or the Credit Monitoring Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Market Guide alleging any failure so to comply.

         7.11     Tax Matters.

                  (a) Market Guide has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. Market Guide has duly paid in full or made adequate provision for all Taxes owed by Seller or which have accrued prior to the Closing Date (whether or not shown on any Tax Return).

                  (b) Market Guide has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         7.12     Real Property.

                 (a)       Market Guide owns no real property;

                 (b) Except for the Lease, there is no real property leased or subleased to Market Guide;

                           (i) the Lease is legal, valid, binding, enforceable,
                  and in full force and effect;

                           (ii) the Lease  will  continue  to be  legal,  valid,
                  binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (iii) no party to the Lease is in breach or  default,
                  and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) no party to the Lease has repudiated any
                  provision thereof;

                           (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease;

                           (vi) Seller has not assigned, transferred,  conveyed,
                  mortgaged, deeded in trust, or encumbered any interest in the leasehold under the Lease;

                           (vii) all facilities  leased thereunder have received
                  all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                           (viii) all facilities  leased thereunder are supplied
                  with utilities and other services necessary for the operation of said facilities.

         7.13     Intellectual Property.

                  (a) Market Guide owns or has the right to use pursuant to license, sublicense or agreement, all Intellectual Property necessary or desirable for the operation of the Credit Monitoring Business as presently conducted, except as described in Schedule 7.13(a). Each item of Intellectual Property owned or used by Market Guide immediately prior to the Closing shall be available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing. Except as described in Schedule 7.13(a), Market Guide has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) The Credit  Monitoring  Business has not interfered  with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, except as set forth in Schedule 7.13(b), and none of the stockholders, directors or officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including without limitation any claim that Seller's use of the name "Credit Risk Monitor" infringes upon, or that Seller must license or refrain from using, any Intellectual Property rights of any third party) which has not been resolved prior to the Closing Date. To the Knowledge of Seller no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller, except as set forth in Schedule 7.13(b).

                  (c) No patent or registration has been issued to Seller with respect to any of its Intellectual Property.

                  (d)  Schedule  7.13(d)  identifies  each item of  Intellectual
         Property which is applicable to CRM or the Credit Monitoring Business that any third party owns and that Seller uses pursuant to license, sublicense, agreement or permission. Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 7.13.(d):

                           (i) the license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding, enforceable, and in full force and effect;

                           (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                           (iii) no party to the license, sublicense, agreement,
                  or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) no party to the license, sublicense,  agreement,
                  or permission has repudiated any provision thereof;

                           (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                           (vi) the underlying item of Intellectual  Property is
                  not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (viii)  Seller  has not  granted  any  sublicense  or
                  similar  right  with  respect  to  the  license,   sublicense,
                  agreement, or permission.

                  (e) To the  Knowledge  of  Seller,  except  as  set  forth  in
         Schedule 7.13(b), neither CRM nor the Credit Monitoring Business will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted by Purchaser.

         7.14 Tangible Assets. Seller owns or leases all Equipment and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

         7.15 Inventory. Seller has no inventory of raw materials, manufactured and purchased parts, goods in process or finished goods.

         7.16 Contracts. Schedule 7.16 lists the following Contracts to which Seller is a party and which are material to, and applicable to or related to or which otherwise involve, the Credit Marketing Business or the CRM Assets:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $1,000 per annum;

                  (b) any agreement (or group of related agreements) for the purchase or sale of personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to CRM or involve consideration in excess of $1,000;

                  (c) any agreement concerning a partnership or joint venture;

                  (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (e) any agreement concerning confidentiality or noncompetition;

                  (f) any agreement involving any of Seller's stockholders, officers or directors and CRM.

                  (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the CRM Employees;

                  (h) any agreement for the employment of any CRM Employee on a part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

                  (i) any agreement under which it has advanced or loaned any amount to any of the CRM Employees;

                  (j) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of CRM; or

                  (k) any other agreement (or group of related agreements) the performance of which involves consideration, individually or in the aggregate, in excess of $5,000.

Seller has delivered to Purchaser a correct and complete copy of each written agreement listed in Schedule 7.16 and a written summary setting forth the terms and conditions of each oral agreement referred in Schedule 7.16. With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

         7.17 Notes and Accounts Receivable. All notes and Accounts Receivable of Seller applicable to the Credit Monitoring Business are reflected properly on the Financial Statements, and are valid and current receivables subject to no setoffs or counterclaims.

         7.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller applicable to CRM or the Credit Monitoring Business.

         7.19     [Intentionally Omitted].

         7.20 Litigation. Schedule 7.20 sets forth each instance in which Seller
(a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator and, in each case set forth in (a) and (b) above, which is applicable to or related to or otherwise involves CRM, the Credit Monitoring Business or the CRM Assets. None of the actions, suits, proceedings, hearings, and investigations set forth in
Schedule 7.20 could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Seller applicable to CRM or Credit Monitoring Business, except as disclosed therein. None of the stockholders, directors or officers (and employees with responsibility for litigation matters) of Seller has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller or the CRM employees.

         7.21 Warranty Claims. Each product or service sold, licensed, or delivered by Seller applicable to CRM or Credit Monitoring Business, has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product or service sold, licensed, or delivered by Seller applicable to CRM or the Credit Monitoring Business, is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.
Schedule 7.21 includes copies of the standard terms and conditions of sale or license for Seller applicable to CRM or the Credit Monitoring Business, (containing applicable guaranty, warranty, and indemnity provisions).

         7.22     Employees.

                  (a) Schedule 7.22 contains a complete and correct list of the name, position, accruals for unused vacations, severance pay obligations and any accruals for or commitment or agreement by Seller to pay any of the foregoing, for each Employee of Seller engaged in the Credit Monitoring Business (collectively the "CRM Employees"). Seller is current in all of its compensation obligations and commitments to the CRM Employees;

                  (b) to the Knowledge of Seller, no CRM Employee has any plans to terminate employment with Purchaser after the Closing Date. Seller is not a party to or bound by any collective bargaining agreement, nor has experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice.

Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to any CRM employees.

         7.23     Employee Benefits.

                  (a) Schedule 7.23 lists each Employee Benefit Plan that Seller maintains or contributes or has any obligation to contribute and which is for the benefit of any CRM Employees or to which they contribute.

                           (i) Each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                           (ii) All required reports and descriptions  have been
                  timely filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iii) There is no Employee  Pension  Benefit Plan for
                  the benefit of any CRM Employee or to which they contribute. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                           (iv) Seller has  delivered to  Purchaser  correct and
                  complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (b) With respect to each Employee Benefit Plan that Seller maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, and which is for the benefit of any CRM Employee or to which they contribute:

                           (i) There have been no Prohibited  Transactions  with
                  respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending nor, to the Knowledge of Seller is there any Basis for any such action, suit, proceeding, hearing, or investigation.

         7.24 Certain Business Relationships with CRM. None of the stockholders, officers or directors of Seller or its Affiliates has been involved in any business arrangement or relationship with Seller relating to CRM, except the conduct of the Credit Monitoring Business, and none of the stockholders, officers or directors of Seller or its Affiliates owns any asset, tangible or intangible, which is used in the Credit Monitoring Business.

         7.25 Broker. No broker, finder, agent or other intermediary has acted on behalf of otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or their intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Seller.

         7.26 Conduct of Business. Except for the transactions contemplated by this Agreement and the Operative Documents, since April, 1998, CRM has conducted its business only in the Ordinary
Course.

         7.27 Disclosure. No representation or warranty made to Purchaser contained in this Agreement or in any Seller Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained in this Agreement or in any Seller Agreement not misleading.

         7.28 Investment. Seller understands that none of the Notes has been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

                                    ARTICLE 8

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller that each of the following statements contained in this Article 8 is true, complete and correct as of the date hereof of this Agreement and as of the Closing Date, except as set forth in the Disclosure Schedule:

         8.1 Organization and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Purchaser has all requisite corporate power and authority to make the representations, warranties and agreements made hereunder, to own, lease and operate its properties and assets and to carry on its business as currently conducted, to execute and deliver this Agreement and to perform its obligations under this Agreement.

         8.2 Authorization of Agreement and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the Operative Documents to be executed by it ("Purchaser Agreements") and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and (assuming the valid execution and delivery by Seller) constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         8.3 Effect of Agreement. Neither the execution, delivery and performance of this Agreement or each of the Purchaser Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in a breach of any provision of Purchaser's Certificate of Incorporation or By-Laws, (b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate in any material respect any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Purchaser or any of its properties or assets.

         8.4 Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement. Purchaser does not need to give any notice to make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.


         8.5 Broker. No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

         8.6 Full Disclosure. No representations or warranty made to Seller in this Agreement or in any Purchaser Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained in this Agreement or in any Purchaser Agreement not misleading.

         8.7 No Default. The Purchaser is not in default under any law or regulation or under any Order of any Governmental or Regulatory Authority having jurisdiction over the Purchaser, and except as set forth in
Schedule 8.7, there are no material claims, actions, suits or proceedings, pending or threatened, against or affecting the Purchaser, at law or in equity, or before or by any Governmental or Regulatory Authority having jurisdiction over the Purchaser.

         8.8 Officers and Directors. Schedule 8.8 sets forth a complete and accurate schedule of all officers and directors of Purchaser.

         8.9 Litigation. Schedule 8.9 sets forth each instance in which Purchaser (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Purchaser, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 8.9 could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Purchaser, except as disclosed therein. None of the stockholders, directors or officers (and employees with responsibility for litigation matters) of Purchaser has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Purchaser.

                                    ARTICLE 9
                        COVENANTS OF PURCHASER AND SELLER

         9.1      Intentionally Omitted.

         9.2 Use of Credit Risk Monitor Name. In the event at any time on or after the Closing an action, suit or proceeding shall be instituted against any of the Purchaser Indemnitees (including for this purpose the Employee Defendants), in which a claim is made or asserted that Purchaser's use of the name "Credit Risk Monitor" in the Credit Monitoring Business infringes on the rights of any third party, or in which the relief sought, in whole or in part, includes an injunction or other equitable relief against the continued use of such name by Purchaser in such Business, then, without regard to the merits of any such claim or right to injunctive or equitable relief, as Purchaser's sole right or remedy against Seller as a consequence thereof, Seller shall hold the Purchaser Indemnitees harmless against all reasonable out-of-pocket costs incurred by the Purchaser Indemnitees, (a) including legal fees and disbursements, experts fees and costs of investigation, arising out of or in connection with the defense of such litigation, and (b) for the purpose of making all changes in its name, logo and manner of use thereof which in its reasonable judgment may be necessary as a result of a final judgment or order in such litigation or otherwise as part of the settlement thereof, provided that any change as part of a settlement shall be approved by Seller, which approval shall not be unreasonably withheld, up to a maximum aggregate amount under (a) and (b) above not to exceed $75,000.00.

         9.3      Seller's Limitations on Competition.

                  (a) Purchaser acknowledges that Seller is in the business of providing data by various media reflecting various aspects of the operations of public companies. Seller is willing to limit, as hereinafter set forth, its business in order to permit Purchaser to develop the Credit Monitoring Business while denying Purchaser's direct competitors Seller's data.

               (b) In consideration of the Closing, it is hereby agreed that:

(i) Seller, for a period of five (5) years from the Closing Date (the "Restricted Period"), shall not directly or indirectly own, manage, operate, join, have a financial interest in, control or participate in the ownership, management, operation or control of, any business, entity or enterprise ("Business") which markets a product that provides data or information targeted specifically for use by corporate credit personnel (a "Competing Program"), provided that the foregoing restriction shall not be construed to prohibit the ownership by Seller of not more than three (3%) percent of any class of securities of any corporation which is engaged in the foregoing activity, having a class of securities registered pursuant to the Securities Exchange Act, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market;

(ii) Seller, during the Restricted Period, either directly or through any other Business, shall not (w) advertise, market or otherwise promote Market Guide or any products or services (collectively "MGI Advertising") in any of the newsletters or publications which are listed in Schedule 9.3(b)(ii), or in any similar or comparable newsletters or publications which now or hereafter may be targeted specifically to corporate credit personnel, (x) attend or otherwise participate in any meeting, trade show, convention or other like event, whether held in person, by computer programs, via the internet or in any other manner, sponsored by one or more of the Industry Credit Groups listed in Schedule 9.3(b)(ii), or by any similar or comparable Industry Credit Group or other organization which now or hereafter may sponsor such an event which is targeted specifically to corporate credit personnel, (y) include any MGI Advertising in any Advertising Materials or other media, written, oral, computer or internet, which is targeted specifically to corporate credit personnel, or (z) transmit to corporate credit personnel, via mail, computer programs, the internet, in person or in any other manner, any Advertising Materials containing MGI Advertising which is targeted specifically to corporate credit personnel.

(iii) Seller for a period of two (2) years from the Closing Date (the "Two-Year Period"), shall not sell, license or provide data or information to any Business which markets a product that uses or will use the data or information in a Competing Program;

(iv) Seller, during the Two-Year Period, shall not sell, license or provide data or information to any or all of the following companies (the "Restricted List") if they market a product that uses or will use the data or information in a Competing Program: American Business Information, Data Filing Services, D&B, Experian, Graydon America, Veritas Business Information, Credit and Management Systems, Predictive Business Decision Systems, QSP Financial Information Systems, S&P, SRR Solutions and Trans Union Business Information Group;

(v) In addition to the companies listed in Paragraph 9.3(b)(iv) above, Purchaser may from time to time provide Seller with names of other Businesses to be added to the Restricted List, and to which Seller shall not sell, license or provide data or information, but only if the Business markets a product that uses or will use the data or information in a Competing Program. If Seller disputes the addition of any Business, on the sole ground that the Business either does not and will not market a product that uses or will use the data or information in a Competing Program or is an Existing Customer (hereinafter defined), and Seller and Purchaser are unable to resolve the dispute, Seller and Purchaser shall submit the dispute to arbitration in accordance with Section 11.16. Seller will not sell, license or provide data or information to any entity which is the subject of arbitration until entry of a judgment in its favor. If at any time any of the companies added to the Restricted List under this subparagraph (iv) no longer markets a product that uses or will use the data or information in a Competing Program, that Business (the "De-Listed Company") shall be stricken from the Restricted List and Seller can sell data to the De-Listed

Company once it is stricken from the Restricted List. If there is a dispute whether a Business should be so stricken, the dispute shall be submitted to arbitration pursuant to Section 11.16; and

(vi) Seller, during the Restricted Period, shall not solicit or attempt to solicit any employee of Purchaser to leave the employ of Purchaser or offer or cause to be offered employment to any person who is employed by Purchaser at the time such offer would otherwise be made or at any time during the preceding one year period.

       (c) The following are limitations on the foregoing restrictions on competition:

(i) The restrictions set forth in Section 9.3(b)(ii)(y), (iii) and (v) do not apply to existing customers of Seller ("Existing Customers") who are purchasing data or information from Seller;

(ii) Any entity succeeding to the business of Seller, by merger, consolidation, acquisition of stock or assets (the "Acquiring Entity") may be released from the restrictions provided herein (excluding Section 9.3(b)(vi)), upon payment to Purchaser of One Million ($1,000,000.00) Dollars in cash. Simultaneously with the receipt of the One Million ($1,000,000.00) Dollars, Purchaser shall deliver a properly executed release to the Acquiring Entity, releasing the Acquiring Entity from the aforesaid restrictions;

(iii) If Purchaser does not purchase data from Seller, then the restrictions listed in Section 9.3(b)(v) shall be suspended for that period of time Purchaser does not purchase data from Seller;

(iv) The restrictions contained herein (excluding Section 9.3(b)(vi)) shall terminate in the event Purchaser fails to pay any of the principal of any Note or any interest thereon as and when the same shall become due and payable whether at maturity, by acceleration or otherwise and such failure continues for a period of sixty (60) days; and

(v) The restrictions contained herein (excluding Section 9.3(b)(vi)) shall terminate in the event any bankruptcy or insolvency proceeding is commenced by Purchaser, or any such proceeding is commenced against Purchaser and remains undischarged or unstayed for sixty (60) days.

         9.4   Purchaser's Restrictions on Competition.

         In consideration of the closing, it is hereby agreed as follows:

                  (a) If and so long as Purchaser is collecting its own data for use in the Credit Monitoring Business, Purchaser, during the Two-Year Period, shall not redistribute such data to (i) any Business (a "Distribution Business") engaged in the distribution, redistribution, abstraction or sale of any products or data, or the provision of any related service, which Seller or its

Subsidiaries or Affiliates were distributing, redistributing, abstracting, selling or providing as of the Closing Date, or (ii) any Business substantially similar to or competitive with the Distribution Business and in which Seller or its Subsidiaries or Affiliates were engaged on the Closing Date; provided however, that the restrictions contained in this Section 9.4(a) shall not apply to data collected or purchased by Purchaser that originated or eminated from sources other than reports filed with the SEC;

                  (b) If and so long as Purchaser is purchasing data or information from Seller for use in the Credit Monitoring Business, the restrictions on competition set forth in paragraph (a) above shall be in effect for the Restricted Period;

                  (c) The restrictions contained in Section 9.4(a) and (b) shall be suspended during any period that Purchaser acquires, by purchase, license or otherwise, data or information solely from a source or sources other than Seller; and

                  (d) Purchaser, during the Restricted Period, except with respect to the CRM Employees. shall not solicit or attempt to solicit any employee of Seller to leave the employ of Seller or offer or cause to be offered employment to any person who is employed by Seller at the time such offer would otherwise be made or at any time during the preceding one year period.

         9.5 Offering Materials. Purchaser covenants that, in connection with NGF's proposed private placement of equity or debt securities to finance the Purchase Price, any and all Private Placement Memoranda, Prospectuses, offering circulars and all regularly filed disclosure reports prepared by Purchaser (the "Offering Materials") which shall be given to potential investors and filed with the SEC, and/or any stock exchange or any federal or state agency will clearly indicate that, except for the Financial Statements, Market Guide's Source Documents and any materials or information, if any, furnished by Market Guide to Purchaser expressly indicated in writing to be for use therein, the materials are prepared solely by NGF. Except as aforesaid, Market Guide will not assume any liability for those Offering Materials and Purchaser shall indemnify Seller as per Section 10.2 for any violation of the provisions contained in this Section. This covenant shall survive the Closing indefinitely. A copy of each item of Offering Materials that is not a Source Document of NGF shall be provided to Market Guide upon its request.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 Survival of Representations and Warranties. All of the representations and warranties of Seller contained in Sections 7.1-7.8, 7.10 and 7.12-7.29 of this Agreement and all of the representations and warranties of Purchaser contained in Article 8 shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter, except in the case of fraud, in which event such representations and warranties shall survive indefinitely. All of the other representations and warranties of Seller contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). No claim for indemnification under this Article 10 for breach of a representation or warranty may be commenced after the end of the applicable survival period, provided that claims made within the applicable survival period shall survive to the extent of such claim until such claim is finally determined, settled, resolved and paid.

         10.2     Indemnification by Seller.

                  (a) Seller agrees that, notwithstanding the Closing, and the sale of the CRM Assets provided for herein, Seller will indemnify and hold Purchaser, its Affiliates, shareholders, officers, directors and employees, and their respective legal representatives, successors, and assigns, harmless from and against any and all Adverse Consequences the Indemnitees may suffer caused by, relating to, in the nature of, arising out of or resulting from,

(i) any breach (or allegation by a third party of breach) of any representation or warranty made by Seller herein (including the Exhibits and Schedules hereto) or in any of the Operative Documents;

(ii) any failure of Seller to perform or observe any term, provision, covenant, agreement, or condition of or binding on Seller herein or in the Operative Documents;

(iii) any liability or obligation arising with respect to the CRM Assets or the conduct of the Credit Monitoring Business prior to the Closing; and

(iv)   the Excluded Liabilities.

                  (b) No claim may be asserted under this Section 10.2 until the aggregate value of all Adverse Consequences suffered by the indemnitees hereunder exceeds $25,000, in which event Seller shall be liable for the full amount of such Adverse Consequences without regard to any such minimum (subject to Section 10.2(c)).

                  (c) Seller's liability to Purchaser under this Section 10.2 shall be limited to the Purchase Price paid or to be paid to Seller, provided that liability for fraud or for breach of Seller's representations and warranties contained in Section 7.11 shall not be subject to such limitation.

         10.3      Indemnification by Purchaser.

                  (a) Purchaser hereby agrees to indemnify and hold Seller, its Affiliates, shareholders, officers, directors and employees, and their respective legal representatives, successors and assigns, harmless from and against any and all Adverse Consequences the indemnitees may suffer, caused by, relating to, in the nature of, arising out of or resulting from,

(i) the breach (or allegation by a third party of breach) of any representation or warranty made by Purchaser herein (including the Exhibits and Schedules hereto) or any Operative Document;

(ii) any liability or obligation arising with respect to the CRM Assets or the conduct of the Credit Monitoring Business (other than the Excluded Liabilities) after the Closing; and

(iii) any failure of Purchaser to perform or observe any term, provision, covenant, agreement or condition of or binding upon Purchaser herein or in the Operative Documents.

                  (b) No claim may be asserted under this Section 10.3 until the aggregate value of all Adverse Consequences suffered by the indemnitees hereunder exceeds $25,000, in which event Purchaser shall be liable for the full amount of such Adverse Consequences without regard to any such minimum.

         10.4     Matters Involving Third Parties.

                  (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that the
Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences (subject to the limitations expressly set forth in this Agreement) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnified Party shall have not reasonably concluded that (x) there may be reasonable claims or defenses available to it which are different from or additional to those available to the Indemnifying Party, or (y) the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (y) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) In the event any of the conditions in Section 10.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the
Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section.

         10.5 Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the interest rate on the Notes as the discount rate) in determining Adverse Consequences for purposes of this Section
10. All indemnification payments under this Section 10 shall be deemed adjustments to the Purchase Price.

         10.6 Recoupment Under Note. (a) Purchaser shall have the option of recouping or setting-off all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 10) by notifying Seller that Purchaser is reducing the principal amount outstanding under the Note. Any such recoupment or set-off shall be applied to the earliest maturing installment of the Note.

                  (b) Purchaser shall give Seller ten (10) days prior written notice (a "Recoupment Notice") of any intended recoupment or set-off pursuant to this Section 10.6, including a brief statement of the nature of the claim and the amount to be recouped or set-off. Seller may contest such recoupment or set-off in whole or in part by delivering to Purchaser a "Notice of Objection" within ten (10) days of its receipt of such Notice (the "Objection Period"). Purchaser may proceed to effect its recoupment or set-off after the end of the Objection Period with respect to any amount set forth in its Recoupment Notice as to which a Notice of Objection was not received within the Objection Period. As to any amount specified in a Notice of Objection, (i) the dispute shall be referred to arbitration pursuant to Section 11.16, (ii) Purchaser shall not effect its recoupment or set-off unless and to the extent it receives a final determination in its favor in such arbitration, (iii) Purchaser may withhold payment of the
Note in an amount equal to the amount in dispute (and no default shall be deemed to have occurred as a result thereof but interest shall continue to accrue at the rate and to the extent provided in the Note, except to the extent of any recoupment or set-off finally permitted hereunder), until ten (10) days after the issuance of a final determination in favor of Seller in such arbitration, at which time all principal and interest then due and payable on the Note shall be paid to the holder thereof in the manner set forth in the Note.

                  (c) The successful Party in any arbitration arising pursuant to this Section 10.6 shall be entitled to recover from the other Party its reasonable out-of-pocket costs, including legal fees and disbursements and costs of the arbitration, incurred in connection therewith.

                  (d) Purchaser shall have further rights to defer payment of the Note pursuant to the provisions of the Database License Agreement.

         10.7 Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to CRM or the transactions contemplated by this Agreement.


                                   ARTICLE 11
                                     GENERAL

         11.1 Expenses. Purchaser and Seller shall pay its own respective counsel, accountants and other advisors' fees and expenses arising in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Market Guide agrees that, except as expressly set forth herein, NGF will have no liability that will survive the Closing to bear any of the costs and expenses of CRM, Market Guide or any third party (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         11.2 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns, any rights, remedies, obligations, or other liabilities under or by reason of this Agreement, except as set forth in
Section 9.1(f).

         11.3 Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service, (b) delivered by courier service, (c) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:

         If to Seller to:  Market Guide Inc.
                           2001 Marcus Avenue
                           Lake Success, New York 11042-1011
                           Attention: Homi M. Byramji
                           Telecopier No. (516) 327-2431

         with a copy to:   Ruskin, Moscou, Evans & Faltischek, P.C.
                           170 Old Country Road, Fourth Floor
                           Mineola, New York 11501
                           Attention:  Michael Faltischek, Esq.
                           Telecopier No. (516) 663-6640

         If to Purchaser to: New Generation Foods, Inc.
                             2001 Marcus Avenue
                             Lake Success, New York 11042-1011
                             Attention: Jerome Flum
                             Telecopier No. (516) 327-6009

         with a copy to:     Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C.
                             190 Willis Avenue
                             Mineola, New York 11501
                             Attention: David I. Schaffer
                             Telecopier No. (516) 747-0653

Such notices shall be effective upon receipt in the case of personal or courier service or telecopier delivery and on the third (3rd) day after posting in the U.S. mail.

         11.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof, and this Agreement constitutes the entire agreement of the parties.

         11.5 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

         11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         11.7 Governing Law. This Agreement shall be construed as to both its validity and performance and governed by and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles.

         11.8 Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extend permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

         11.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

         11.10 Assignment. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or unduly delayed, provided that NGF may assign this Agreement to Jerome S. Flum ("Flum") or to any Affiliate of NGF or Flum, without the consent of Seller.

         11.11 Successors and Assigns. The covenants, agreements, and conditions contained or granted shall be binding upon and shall inure to the benefit of Purchaser and Seller and their respective heirs, successors and permitted assigns.

         11.12 No Joint Venture. The Parties, by entering into this Agreement and consummating the transactions contemplated in this Agreement, shall not be and shall not be considered a partner or joint venturer of one another.

         11.13 Construction of Agreement. (a) This Agreement was negotiated at arm's length by the Parties and their respective counsel. This Agreement shall not be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

                  (b) Wherever the word "including", "includes" or "included" appears in this Agreement, unless the context otherwise requires, such word shall be deemed to be (unless in fact it is) followed by the words "without limitation".

         11.14 No Waiver. No failure or delay on the part of either Party in exercising any right, power or remedy under this Agreement, or available to such Parties at law or in equity shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of any other right, power or remedy available to such Parties. The remedies provided in this Agreement are cumulative and not exclusive of any remedies available to such Parties at law or equity.

         11.15 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         11.16 Arbitration. Except for applications for equitable injunctive relief (which either Party may obtain without the requirement to post any bond or undertaking), any dispute or question arising from this Agreement or its interpretation, including without limitation disputes or questions regarding the right of either Party to indemnification, and any other remedies which either Party may be entitled to seek and receive shall be settled by arbitration by one
(1) arbitrator in accordance with the commercial rules then in effect of the American Arbitration Association. Hearings of the arbitrator shall be held in the County of Nassau, State of New York, unless the Parties agree otherwise. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction, including courts in the State of New York. Any award so rendered shall be final and binding upon the Parties hereto. Except as otherwise set forth in Section 10.6, all costs and expenses of the arbitrator shall be paid as determined by such arbitrator, and all costs and expenses of experts, witnesses and other persons retained by the Parties shall be borne by them respectively. In the event that injunctive relief is requested, either of the Parties shall have the right to seek provisional remedies prior to an ultimate resolution by arbitration.

         11.17 Tax Matters. (a) Any agreement or arrangement between Market Guide and CRM regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing.

                  (b) Market Guide will be responsible for the preparation and filing of all Tax Returns for Market Guide for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for Market Guide which include the operations of CRM for any period ending on or before the Closing Date). Market Guide will make all payments required with respect to any such Tax Return.

                  (c) Purchaser will be responsible for the preparation and filing of all Tax Returns for CRM for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of Market Guide will include the operations of the CRM). Purchaser will make all payments required with respect to any such Tax Return; provided, however, that Market Guide will reimburse Purchaser concurrently therewith to the extent any payment Purchaser is making relates to the operations of CRM for any period ending on or before the Closing Date.

         11.18 Employee Benefits Matters. To the extent required by applicable Laws, Seller will pay to each CRM Employee at or prior to the Closing the full amount (excluding employer contributions) credited to his account under Market Guide's 401(k) Plan as of the Closing Date.

         11.19 Further Assurances. Each of the Parties hereto shall execute such further documents and instruments and take such further actions as may be necessary to carry out the transfer of CRM and the sale of the CRM Assets by Seller to Purchaser and otherwise to give effect to the terms of this Agreement.

                                   ARTICLE 12
                                   DEFINITIONS

"Accounts Receivable" means all accounts, as such term is defined in the UCC, including without limitation all obligations for the payment of money arising out of the sale of Subscriptions in the conduct of the Credit Monitoring Business.

"Accounts  Receivable  Adjustment"  has the  meaning  ascribed  to it in Section
2.3(b).

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

"Advertising Materials" includes any and all pamphlets, booklets, leaflets, magazines, newspapers, periodicals, web pages, web sites, web advertising and any and all other promotional materials.

"Affiliate" of a Person has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Assumed Liabilities" has the meaning ascribed to it in Section 1.2.

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Cash Flow" has the meaning ascribed to it in Section 2.3(a).

"Calculation Date" has the meaning ascribed to it in Section 2.3(a).

"Closing" and "Closing Date" each has the meaning ascribed to it in Article 3.

"Cobra" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Competing Program" has the meaning ascribed to it in Section 9.3(b)(i).

"Contracts" mean all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral.

"Credit Monitoring Business" has the meaning ascribed to it in the first WHEREAS clause hereof.

"CRM Assets" has the meaning ascribed to it in Section 1.1.

"CRM Employees" has the meaning ascribed to it in Section 7.22.

"Default Rate" has the meaning ascribed to it in the Note.

"Disclosure Schedule" has the meaning ascribed to it in Article 7.

"Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

"Employee  Welfare  Benefit  Plan" has the meaning set 34         forth in ERISA
Section 3(1).

"Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

"Environmental Liabilities" means all Liabilities resulting from, caused by or relating to or arising out of the violation prior to the Closing Date of Environmental, Health and Safety Requirements with respect to the business, properties or operations of Seller or CRM, including the Credit Monitoring Business.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Excluded Liabilities" means (i) all Liabilities of Seller and its Affiliates that are not Assumed Liabilities, and (ii) the following, whether or not they would otherwise be an Assumed Liability: (a) Liabilities under Contracts not assigned to Purchaser pursuant to this Agreement, or otherwise relating to or in any way arising out of any assets not acquired by NGF, (b) Liabilities for indebtedness for borrowed money, (c) Liabilities by reason of or arising out of any default or breach by Seller of any Contract, for any penalty against Seller under any Contract, or relating to or arising out of any event which with the passage of time or after giving of notice, or both, would constitute or give rise to such a breach, default or penalty, whether or not such Contract is being assigned to and assumed by Purchaser pursuant to this Agreement, (d) Liabilities the existence of which would conflict with or constitute a breach of any representation, warranty or agreement of Seller contained herein, (e) Liabilities to any shareholder or Affiliate of Seller or to any present or former employee, officer or director of Seller, (f) Liabilities relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby, (g) Tax Liabilities, (h) Environmental Liabilities, (i) liability with respect to the CRM Litigation, and (j) Litigation Liabilities.

"Expense Note" has the meaning ascribed to it in Section 2.1(c).

"Fiduciary" has the meaning set forth in ERISA Section 3(21).

"Financial Statements" has the meaning ascribed to it in Section 6.1(e).

"GAAP" means generally accepted accounting principles in the United States of America consistently applied.

"Governmental   Authority"  means  any  agency,   instrumentality,   department,
commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

"Indemnified Party" and "Indemnifying Party" each has the meaning ascribed to it in Section 10.4(a).

"Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

"Liabilities" mean debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured or of any
                                                        36
other nature, including without limitation any guarantees of the Liabilities of other Persons.

"License Agreement" has the meaning ascribed to it in Section 4.1.

"Licensed Premises" has the meaning ascribed to it in Section 4.1.

"Licenses" has the definition ascribed to it in Section 1.1(h).

"Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

"Litigation Liabilities" means all liabilities and obligations of Seller or any of its predecessors under all claims, demands, litigation, actions, suits, investigations, proceedings, assessments or judgments against, involving or applicable to or binding upon Seller or any of its predecessors or any of the CRM Assets.

"Most Recent Balance Sheet" has the meaning ascribed to it in Section 7.9.

"Notes" has the meaning ascribed to it in Paragraph 2.1(c).

"Offering Materials" has the meaning ascribed to it in Section 9.2.

"Operative Documents" means this Agreement (including, without limitation, any Exhibits and Schedules) and all of the agreements, documents and instruments be executed or delivered pursuant to the terms hereof.

"Option Agreement" means that certain Option and Consulting Agreement dated August 27, 1998 by and among Market Guide, NGF and Jerome S. Flum.

"Option Date" has the meaning ascribed to it in Section 1.3.

"Ordinary Course" means the ordinary course of business conducted by a Party in a manner consistent with past custom and practice.

"Person" means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or government or Governmental Authority.
                                                        37

"Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code
Section 4975.

"Purchase Note" has the meaning ascribed in Section 2.1(b).

"Purchase Price" has the meaning ascribed to it in Section 2.1.

"Purchaser Agreement" has the meaning ascribed to it in Section 8.2.

"Restricted Period" has the meaning ascribed to it in Section 9.3(b)(i).

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, and (c) liens securing rental payments under capital lease arrangements.

"Seller Agreement" has the meaning ascribed to it in Section 7.2.

"Software" has the meaning ascribed to it in Section 1.1(j).

"Source Documents" means documents which are filed with the Securities Exchange Commission ("SEC") pursuant to the Securities Exchange Act or the Securities Act.

"Subscriber" means any natural person or entity who pays a fee for a Subscription provided by CRM.

"Subscription" means an agreement between CRM and a Subscriber providing for the furnishing of credit monitoring information and data for a term, and upon payment of a fee.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
                                                        38

"Tax Liabilities" means all Liabilities for Taxes of or attributable to Market Guide, CRM or the Credit Monitoring Business, other than Taxes attributable to the operation of the Credit Monitoring Business after the Closing Date.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Term" has the meaning ascribed to it in Section 4.1.

"Third Party Claim" has the meaning ascribed to it in Section 10.4(a).

"Two-Year Period" has the meaning ascribed to it in Section 9.3(b)(iii).

"UCC" means the Uniform Commercial Code as in effect in the State of New York.

"Unfulfilled Subscription Liability" has the meaning ascribed to it in Section 2.3(a).

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement as of the date first above written.

                  MARKET GUIDE INC.


                  By:  __________________________________
                       Jeffrey S. Geisenheimer, Secretary


                  NEW GENERATION FOODS, INC.


                  By:  ____________________________
                       Jerome Flum, President

List of Revised and Amended Schedules to the Agreement as of January 15, 1999 (See text of Agreement for More Extensive Descriptions)

1.1(a) Assets
1.1(b) Books, Records, etc.
1.1(c) Permits, Licenses, etc.
1.1(d) Intellectual Property
1.1(e) Accounts Receivable as of January 14, 1999
1.1(h) Licenses, Contracts, Subscriptions
1.1(i) Contracts for CRM
1.1(j) CRM Software
1.2    Assumed Liabilities
2.2    Allocation of Purchase Price
4.1(a) Description of Licensed Premises
4.1(b) License Fee
4.4(d) Web Hosting Services
7.4    Consents
7.6    Title to Properties; Encumbrances
7.8    Material Adverse Changes Subsequent to Balance Sheet Date
7.9    Undisclosed Liabilities
7.12   Real Property
7.13(a) Intellectual Prpoerty Excluded from Sale
7.13(b) Infringement or Misappropriation of Intellectual Property
7.16   Material Contracts
7.20   Litigation - Seller
7.22   Employees
7.23   Employee Benefit Plans
8.7    Material Claims of Governmental Authorities
8.8    Officers and Directors of Purchaser
8.9    Litigation - Purchaser
9.3(b)(ii)  Newsletters or Publications

     The Company agrees to furnish supplementally to the Commission upon request a copy of any omitted Schedule or Exhibit to the Agreement.